Exhibit 10.1

THIS PLAN SUPPORT AGREEMENT IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THE PLAN SUPPORT AGREEMENT SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN, DEEMED BINDING ON ANY OF THE PARTIES HERETO

PLAN SUPPORT AGREEMENT

This PLAN SUPPORT AGREEMENT (as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), dated as of May 18, 2017, is entered into by and among (i) Premier Exhibitions, Inc. (“PRXI”), RMS Titanic, Inc. (“RMST”), Premier Merchandising, LLC (“MERCH”), Premier Exhibitions Management, LLC (“PEM”), Arts and Exhibitions International, LLC (“AEI”), Premier Exhibitions NYC, Inc. (“PENYC”), Premier Exhibitions International, LLC (“PEI”), and Dinosaurs Unearthed Corp. (“Dinosaurs”) (collectively, the “Company” or the “Debtors”), (ii) The Official Committee Unsecured Creditors appointed in the Debtors’ chapter 11 cases (the “Creditors’ Committee”), and (iii) The Official Committee of Equity Security Holders appointed in the Debtors’ chapter 11 cases (the “Equity Committee”). The Debtors, the Creditors’ Committee, the Equity Committee and any subsequent person or entity that becomes a party hereto in accordance with the terms hereof are referred to herein as the “Parties” and individually as a “Party”.

RECITALS

WHEREAS, the Debtors are debtors and debtors in possession in chapter 11 cases pending in the United States Bankruptcy Court for the Middle District of Florida, Jacksonville Division (the “Bankruptcy Court”) captioned in RMS Titanic Inc., et al., Case No. 3:16-bk-02230 (PMG) (collectively, the “Chapter 11 Cases”);

WHEREAS, as of the date hereof, the Creditors’ Committee, as appointed by the Office of the United States Trustee for the Middle District of Florida (the “US Trustee”), consists of (i) TSX Operating Co., LLC, (ii) Dallian Hoffen Biotechnique Co. Ltd., and (iii) B.E. Capital Management Fund LP;

WHEREAS, as of the date hereof, the Equity Committee, as appointed by the US Trustee, consists of (i) Jonathan Heller; (ii) Lawndale Capital Management, LLC, (iii) Ian Jacobs, (iv) ACK Investments, LLC and (v) Frank Gerber;

WHEREAS, prior to the date hereof, the Parties engaged in good faith, arm’s length negotiations that have led to an agreement regarding the material terms of a chapter 11 plan of the Debtors that the Parties now desire to implement in accordance with and subject to the terms and conditions set forth in this Agreement and the Complete Sale Term Sheet (as defined herein) attached hereto;

WHEREAS, the Complete Sale Transaction will be implemented through the marketing and sale of (a) the common shares in RMST or the entire artifact collection held by RMST, and (b) the operations of PRXI and its subsidiaries in accordance with, and subject to the terms and conditions contained in this Agreement, the Complete Sale Term Sheet and a Complete Sale Plan providing for, among other things, the distribution of the proceeds from the sale of substantially all of the interests in and/or assets of the Debtors and a wind down of the Debtors’ estates (the “Complete Sale Transaction”);

WHEREAS, the Complete Sale Term Sheet and the Marketing Process are the product of good faith, arm’s length negotiations among the Parties and their respective professionals in an effort to maximize recoveries in the Chapter 11 Cases so that, among other things, sufficient funds are generated to pay all administrative claims, priority claims, secured claims and general unsecured claims in full and make a distribution to equity security holders; and

WHEREAS, the Parties desire to express to each other their mutual support and commitment in respect of the Complete Sale Transaction on the terms and conditions contained in this Agreement and the Complete Sale Term Sheet.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.	Complete Sale Term Sheet.

The Complete Sale Term Sheet is expressly incorporated herein by reference and made part of this Agreement as if fully set forth herein. The Complete Sale Term Sheet sets forth the material terms and conditions of the Complete Sale Transaction; provided, however, the Complete Sale Term Sheet is supplemented by the terms and conditions of this Agreement. In the event of any inconsistency between the Complete Sale Term Sheet and this Agreement, the Complete Sale Term Sheet shall govern and in the event of any inconsistency between the Complete Sale Term Sheet or this Agreement and the Complete Sale Plan (as hereinafter defined), the Complete Sale Plan shall control.

2.	Certain Definitions.

As used in this Agreement, the following terms have the meanings set forth below:

(a)                “Asset Purchase Agreement” means an asset purchase agreement, if any, to be entered into by and among the Debtors, as sellers, and a purchaser of the interests in and/or assets of the Debtors, whether at the Auction or otherwise, subject to Bankruptcy Court Approval. The form of asset purchase agreement initially provided to prospective bidders during the Marketing Process shall be in the form consented to by the Creditors’ Committee and Equity Committee (with their consent not to be unreasonably withheld), and the asset purchase agreement (if any) entered into by the Debtors shall only contain such changes and amendments to such initial form that are proposed by the purchaser and that are in compliance with Section 5(b)(xii) hereof.

(b)               “Auction” means the auction to be conducted in connection with the Complete Sale Transaction to determine the highest and/or best bid for the interests in and/or assets of the Debtors.

(c)                “Bankruptcy Rules” means (i) the Federal Rules of Bankruptcy Procedure and the Official Bankruptcy Forms, as amended and promulgated under section 2075 of title 28 of the United States Code, (ii) the applicable Local Rules of Bankruptcy Practice and Procedure for the Bankruptcy Court and (iii) any general or chamber rules, or standing orders governing practice and procedure issued by the Bankruptcy Court, each as in effect on the Petition Date, and each of the foregoing together with all amendments and modifications thereto that are subsequently made and as applicable to the Chapter 11 Cases or proceedings therein, as the case may be.

(d)               “Bid Procedures” means the Debtors’ bidding procedures, which shall be materially consistent with this Agreement and the Complete Sale Term Sheet (including, without limitation, the Milestones set forth herein and therein) and otherwise in form and substance reasonably acceptable to the Debtors and the Supporting Committees, to be filed with, and approved by order of, the Bankruptcy Court.

(e)                “Cash or $” means legal tender of the United States of America or the equivalent thereof, including bank deposits and checks.

(f)                “Complete Sale Disclosure Statement” means the disclosure statement, including any exhibits, appendices and related documents, for the Complete Sale Plan, as amended, supplemented or otherwise modified from time to time by the Bankruptcy Court or otherwise, that describes the Complete Sale Plan and is prepared and distributed in accordance with, among other things, sections 1125, 1126(b), and 1145 of the Bankruptcy Code, Rule 3018 of the Bankruptcy Rules and other applicable law, and which shall be materially consistent with this Agreement and the Complete Sale Term Sheet and otherwise in form and substance reasonably acceptable to the Debtors, the Creditors’ Committee and the Equity Committee.

(g)               “Complete Sale Plan” means the chapter 11 plan of reorganization or liquidation, including any exhibits, appendices and schedules thereto, and as amended, supplemented or otherwise modified from time to time by the Bankruptcy Court or otherwise, that is prepared in accordance with, among other things, section 1123 of the Bankruptcy Code, and which shall be materially consistent with this Agreement and the Complete Sale Term Sheet and otherwise in form and substance reasonably acceptable to the Debtors, the Creditors’ Committee and the Equity Committee.

(h)               “Complete Sale Term Sheet” means the term sheet attached hereto as Exhibit A, which sets forth the material terms and conditions for the Complete Sale Plan.

(i)                 “Confirmation Date” means the date of entry of the Confirmation Order.

(j)                 “Confirmation Order” means the order of the Bankruptcy Court confirming any Plan pursuant to section 1129 of the Bankruptcy Code, which order (and any exhibits, appendices and related documents) shall be materially consistent with this Agreement and the Complete Sale Term Sheet, provide for the consummation of a Complete Sale Transaction to one or more Winning Bidders, and otherwise be in form and substance reasonably acceptable to the Debtors, the Creditors’ Committee and the Equity Committee.

(k)               “Consideration” means the Cash consideration to be received by the Debtors as part of any sale transaction and the value of any assumed liabilities or any other non-cash consideration.

(l)                 “Disclosure Statement Motion” means the motion to be filed by the Debtors in the Chapter 11 Cases seeking entry of the Disclosure Statement Order, which motion (including any exhibits, appendices or related documents) shall be materially consistent with this Agreement and the Complete Sale Term Sheet and otherwise in form and substance reasonably acceptable to the Debtors, the Creditors’ Committee and the Equity Committee.

(m)             “Disclosure Statement Order” means an order of the Bankruptcy Court approving the Disclosure Statement and the Solicitation, which order (including any exhibits, appendices or related documents) shall be materially consistent with this Agreement and the Complete Sale Term Sheet and otherwise in form and substance reasonably acceptable to the Debtors, the Creditors’ Committee and the Equity Committee.

(n)               “Effective Date” means the first business day on or after the Confirmation Date on which (i) no stay of the Confirmation Order is in effect and (ii) the conditions precedent to the effectiveness of the Complete Sale Plan (including, but not limited to, obtaining an additional order of the United States District Court for the Eastern District of Virginia (the “Eastern District of Virginia”) in the action styled R.M.S. Titanic, Inc. v. The Wrecked and Abandoned Vessel (Civil No. 2:93-cv-902) approving the sale to a Winning Bidder of any portion of the artifact collection held by RMST, to the extent such assets are subject to the jurisdiction of the Eastern District of Virginia) have been satisfied or are expressly waived in accordance with the terms thereof.

(o)               “Entity” means a person, estate, trust, governmental unit, and the U.S. Trustee, within the meaning of section 101(15) of the Bankruptcy Code.

(p)               “Final Order” means an order or judgment of the Bankruptcy Court (or any other court of competent jurisdiction) entered on the docket of such court, the operation and effect of which has not been stayed, reversed, vacated, modified or amended, and as to which order or judgment (or any revisions, modification, or amendment thereof) the time to appeal, petition for certiorari, or seek review or rehearing has expired and as to which no appeal, petition for certiorari, or petition for review of rehearing was filed or, if filed, remains pending; provided, however, that the possibility that a motion may be filed pursuant to Rules 9023 or 9024 of the Bankruptcy Rules or the Rules 59 or 60(b) of the Federal Rules of Civil Procedure shall not mean that an order or judgment is not a Final Order.

(q)               “Governmental Authority” means any United States, Florida or other international, national, federal, state, municipal or local governmental, regulatory or administrative authority, agency or commission, licensing body or any judicial (including any state or federal court) or arbitral body or other entity exercising executive, legislative, judicial, regulatory, licensing, or administrative powers or functions of government.

(r)                 “Marketing Process” means the process of marketing the assets of the Debtors in order to determine the highest and/or best offer for the purchase of the interests in or assets of the Debtors in connection with the Complete Sale Transaction. The Marketing Process shall be conducted by the financial advisors to the Debtors, GlassRatner Advisory & Capital LLC and the financial advisors to the Supporting Committees, Lincoln International LLC, and jointly run by them in a commercially reasonable manner.

(s)                “Plan Process Documents” means all material agreements, instruments, pleadings, orders or other related documents utilized to implement the Complete Sale Transaction and to obtain confirmation of a Complete Sale Plan (other than the Sale Process Documents), including, but not limited to, a Complete Sale Plan, Complete Sale Disclosure Statement, the Disclosure Statement Motion, the Disclosure Statement Order, the ballots, the motion to approve the form of ballots and solicitation procedures, the order of the Bankruptcy Court approving the form of ballots and solicitation procedures and the Confirmation Order, each of which shall contain terms and conditions materially consistent with this Agreement and the Complete Sale Term Sheet.

(t)                 “Plan Support Documents” means the Plan Process Documents and the Sale Process Documents.

(u)               “Plan Support Effective Date” means, as to each Party, the date upon which this Agreement becomes effective and binding on such Party in accordance with the provisions of Section 12 hereof.

(v)               “Plan Support Period” means the period commencing on the Plan Support Effective Date and ending on the date on which this Agreement is terminated in accordance with Section 6 hereof.

(w)             “Sale Motion” means the motion filed by the Debtors in the Chapter 11 Cases to, among other things, establish Bid Procedures and seek authorization for the sale of the interests in and/or assets of the Debtors, which motion shall be materially consistent with this Agreement and the Complete Sale Term Sheet and otherwise in form and substance reasonably acceptable to the Debtors, the Creditors’ Committee and the Equity Committee.

(x)               “Sale Procedures Order” means a Final Order of the Bankruptcy Court approving, among other things, the Bid Procedures (and authorizing the Auction in accordance with the Bid Procedures), which order shall be materially consistent with this Agreement and the Complete Sale Term Sheet and otherwise in form and substance reasonably acceptable to the Debtors, the Creditors’ Committee and the Equity Committee.

(y)               “Sale Process Documents” means all material agreements, instruments, pleadings, orders or other related documents utilized to consummate the Complete Sale Transaction, including, but not limited to, the Bid Procedures, the Sales Motion, the Sales Procedures Order, the Asset Purchase Agreement, and the Sale Order, each of which shall contain terms and conditions materially consistent with this Agreement and the Complete Sale Term Sheet (or, in the case of the Asset Purchase Agreement, materially consistent with the form referenced in the definition thereof) and otherwise reasonably acceptable to the Debtors, the Creditors’ Committee and the Equity Committee, and, as applicable, filed with the Bankruptcy Court.

(z)                “Solicitation” means the solicitation of votes in connection with any Plan pursuant to sections 1125 and 1126 of the Bankruptcy Code.

(aa)            “Stalking Horse Bidder” means an interested bidder whose qualified bid is designated by the Debtors, with the consent of the Supporting Committees (such consent not to be unreasonably withheld), to serve as the minimum bid for certain of the interests in or assets of the Debtors pursuant to the Bid Procedures, and whose qualified bid the Debtors will agree to consummate through a sale (pursuant to an Asset Purchase Agreement) in the event no higher or better bids are determined to have been received by the Company for such interests and/or assets of the Debtors.

(bb)           “Supporting Committees” means, after the Plan Support Effective Date under Section 12 hereof and prior to the occurrence of a Supporting Committee Termination Event under Section 6(a), hereof, collectively the Creditors’ Committee and the Equity Committee (and each, a “Supporting Committee”).

(cc)            “Supporting Committees’ Professionals” means any attorneys or advisors of the Supporting Committees retained by order of the Bankruptcy Court in the Chapter 11 Cases.

(dd)          “Winning Bidder” means a bidder with the highest and otherwise best offer selected as a winning bidder by the Debtors (in consultation with the Creditors’ Committee and Equity Committee) at the Auction (as determined in accordance with the Bid Procedures, this Agreement and the Complete Sale Term Sheet).

3.                  Timeline. The Parties agree to pursue their respective obligations on the following timeline (in each case, a “Milestone”) subject to the rights of the Company, the Creditors’ Committee and the Equity Committee to agree, in writing, to extend the dates described below:

(a)                The Debtors and their professionals shall prepare marketing materials for use in connection with the Marketing Process, which materials shall be subject to the review and approval of the Supporting Committees and their professionals, on or prior to May 19, 2017;

(b)               Following approval of such materials, the Debtors’ and Supporting Committees’ financial advisors shall commence the Marketing Process, which process shall establish a deadline of July 21, 2017 for interested parties to submit letters of intent (each, a “LOI”) to the Debtors (the “LOI Deadline”). On receipt of any LOI, the Debtors shall provide copies to the Supporting Committees and their professionals;

(c)                On expiration of the LOI Deadline, the Debtors and Supporting Committees shall evaluate any LOIs received, and no later than seven (7) calendar days from the LOI Deadline, the Debtors and Supporting Committees shall select candidates for management visits and further negotiations;

(d)               On or prior to the later of September 25 , 2017, or two (2) months following the LOI Deadline(the “Stalking Horse Designation Deadline”), the Debtors shall, with the consent of the Supporting Committees (such consent not to be unreasonably withheld), designate one or more Stalking Horse Bidders committed to purchase interests in and/or assets of the Debtors, negotiate and enter into one or more Asset Purchase Agreements for such interests and/or assets of the Debtors with any designated Stalking Horse Bidders, and file a Sale Motion.

(e)                On or prior to the later of October 23, 2017, or four (4) weeks from the filing of the Sale Motion, the Company shall obtain entry of the Sale Procedures Order;

(f)                In the event that the Auction is to be conducted, such Auction shall occur on or prior to the later November 20, 2017;, or five (5) weeks from the entry of the Sale Procedures Order;

(g)               On or prior to the later of October 20, 2017, or three (3) weeks from the Stalking Horse Designation Deadline, the Company will file the Complete Sale Plan and Complete Sale Disclosure Statement (providing, among other things, for the consummation of the sale of substantially all of the interests in and assets of the Debtors through the Complete Sale Plan);

(h)               On or prior to the later of October 27, 2017, or five (5) business days from the filing of the Complete Sale Plan and Complete Sale Disclosure Statement, the Company will file a motion for approval of the Complete Sale Disclosure Statement;

(i)                 On or prior to the later of December 7, 2017, or six (6) weeks from the filing of the Complete Sale Plan and Complete Sale Disclosure Statement, the Company shall obtain entry of an order approving the Complete Sale Disclosure Statement;

(j)                 On or prior to the later of January 12, 2018, or seven (7) weeks from the hearing on the Complete Sale Disclosure Statement, the Company shall obtain entry of the Confirmation Order confirming the Complete Sale Plan;

(k)               On or prior to the later of January 26, 2018 or thirteen (13) business days from the entry of the Confirmation Order confirming the Complete Sale Plan, all conditions precedent to the Effective Date of the Complete Sale Plan (with the exception of an order of the Eastern District of Virginia approving the sale to a Winning Bidder of any portion of the artifact collection held by RMST over which the Eastern District of Virginia has jurisdiction) shall have occurred.

The Parties further agree that, commencing on the date hereof and continuing until the expiration of the Plan Support Period, each Party will commit to negotiate in good faith over the terms, conditions and provisions of an alternative to the Complete Sale Transaction, including an alternative restructuring, reorganization or liquidation transaction, in the event a Complete Sale Transaction is not effectuated.

4.	Agreements of the Supporting Committees.

(a)                Support of Complete Sale Transaction. Each of the Supporting Committees agrees that, commencing on the date hereof and continuing until the expiration of the Plan Support Period, unless (x) otherwise expressly permitted or required by this Agreement, a Complete Sale Plan, or the Complete Sale Term Sheet, or (y) otherwise consented to in writing by the Debtors or (z) this Agreement does not become effective as provided in Section 12 hereof, the Supporting Committees shall, subject to Sections 6, 12, and 22 hereof, and in accordance with the terms of the Complete Sale Term Sheet, do the following:

(i)                 support, and take all reasonable actions necessary to facilitate the implementation or consummation of, the Complete Sale Transaction or the approval by the Bankruptcy Court of the Plan Support Documents (including, but not limited to, co-sponsoring a Complete Sale Plan or soliciting written support for a Complete Sale Plan through a Complete Sale Disclosure Statement, and supporting a Complete Sale Plan at any related court hearing before the Bankruptcy Court or any other court, tribunal or proceeding);

(ii)               not (A) directly or indirectly seek, solicit for, support or encourage the termination or modification of (and shall support and consent to any extension of) the Debtors’ exclusive period for the filing of any plan of reorganization, proposal or offer of dissolution, winding up, liquidation, reorganization, merger, consolidation, business combination, joint venture, partnership, sale of assets or restructuring of the Debtors, (B) take any other action, including but not limited to, initiating or joining in any legal proceedings or enforcing rights on behalf of the Supporting Committees, that is inconsistent with the Complete Sale Term Sheet, a Complete Sale Plan, or the Plan Support Documents, or is reasonably likely to prevent, interfere with, delay or impede the implementation or consummation of the Complete Sale Transaction (including, but not limited to, the Bankruptcy Court’s approval of the Plan Support Documents, a Complete Sale Plan, or the Solicitation and confirmation of a Complete Sale Plan), or (C) encourage any person or entity to take any of the actions described in the preceding clauses (A) and (B) herein; and

(iii)             subject to the conditions of Sections 6, 12 and 22 hereof, not propose, support, assist, engage in negotiations in connection with or participate in the formulation of, any restructuring, reorganization or liquidation of the Debtors (or any plan or proposal in respect of the same) other than the Complete Sale Transaction (or such other transactions expressly contemplated in this Agreement).

(b)               Certain Conditions. The obligations of the Supporting Committees set forth in Section 4(a) above are subject to the following conditions:

(i)                 this Agreement shall have become effective in accordance with the provisions of Section 12 hereof;

(ii)               the Complete Sale Term Sheet shall be acceptable in all material respects to the Supporting Committees (it being understood that signatures hereto of the chairs of the Creditors’ Committee and Equity Committee, respectively, shall satisfy this condition); and

(iii)             this Agreement shall not have been terminated in accordance with the terms of Section 6 hereof.

(c)                Rights of the Supporting Committees Unaffected. Nothing contained herein shall (i) be construed to prohibit the Creditors’ Committee or Equity Committee from appearing in any matter to be adjudicated in the Chapter 11 Cases, so long as such appearance and the positions advocated in connection therewith are not materially inconsistent with this Agreement and the Complete Sale Transaction and are not for the purposes of hindering, delaying or preventing the consummation of the Complete Sale Transaction, or (ii) limit the ability of either Supporting Committee to assert or raise any objection in the Chapter 11 Cases to the party selected by the Debtors as a Winning Bidder or the terms of a winning bid; provided, that to the extent any such objection is denied by the Bankruptcy Court, the Supporting Committees’ obligations under this Agreement and the Complete Sale Term Sheet shall be unaffected as a result of such denial.

5.	Agreements of the Debtors.

(a)                Affirmative Covenants. The Debtors agree that, commencing on the date hereof and continuing until the expiration of the Plan Support Period, unless (x) otherwise expressly permitted or required by this Agreement, a Complete Sale Plan, or the Complete Sale Term Sheet, or (y) otherwise consented to in writing by the Creditors’ Committee and the Equity Committee or (z) this Agreement does not become effective as provided in Section 12 hereof , the Debtors shall, in accordance with the terms of the Complete Sale Term Sheet, do the following:

(i)                 conduct the Marketing Process;

(ii)               take commercially reasonably efforts to complete the preparation, as soon as reasonably practicable after the date hereof, of all Sale Process Documents and all Plan Process Documents which are necessary to consummate the Complete Sale Transaction;

(iii)             provide draft copies of the form of asset purchase agreement to the Creditors’ Committee and the Equity Committee and their respective Professionals and obtain the consent of each Supporting Committee (consent not to be unreasonably withheld) in advance of delivering any form of asset purchase agreement to a prospective bidder;

(iv)             timely file a formal objection to any motion filed with the Bankruptcy Court by any party seeking the entry of an order (A) directing the appointment of an examiner with expanded powers or a trustee, (B) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code or (C) dismissing the Chapter 11 Cases;

(v)               timely file a formal objection to any motion filed with the Bankruptcy Court by any party seeking the entry of an order modifying or terminating the Debtors’ exclusive right to file and/or solicit acceptances of a plan of reorganization or liquidation;

(vi)             provide to the Supporting Committees and the Supporting Committees’ Professionals, subject to such confidentiality restrictions as reasonably required by the Debtors, (A) access to the advisors of the Debtors with respect to the Marketing Process, the Auction and the Complete Sale Transaction, (B) reasonable information with respect to all material Executory Contracts and Unexpired Leases of the Debtors for the purposes of concluding which Executory Contracts and Unexpired Leases the Debtors intend to assume, assume and assign or reject in the Chapter 11 Cases, and (C) full access to the electronic virtual data room established for potential bidders in connection with the Complete Sale Transaction;

(vii)           use commercially reasonable efforts to take all actions (A) contemplated by the Complete Sale Term Sheets and a Complete Sale Plan, (B) which are necessary to facilitate the implementation or consummation of the Complete Sale Transaction or (C) which are necessary to obtain the approval by the Bankruptcy Court of the Plan Support Documents; and

(viii)         use commercially reasonable efforts to obtain any and all governmental, regulatory, licensing or other approvals necessary to the implementation or consummation of the Complete Sale Transaction or the approval by the Bankruptcy Court of the Plan Support Documents.

(b)               Negative Covenants. The Debtors agree that, commencing on the date hereof and continuing until the expiration of the Plan Support Period, unless (x) otherwise expressly permitted or required by the terms and conditions contained in this Agreement, a Complete Sale Plan, or the Complete Sale Term Sheet, or (y) otherwise consented to in writing by the Creditors’ Committee and the Equity Committee, or (z) this Agreement does not become effective as provided in Section 12 hereof, the Debtors shall not do or permit to occur any of the following:

(i)                 subject to the conditions of Sections 6, 12 and 22 hereof, propose, support, assist, engage in negotiations in connection with or participate in the formulation of, any restructuring, reorganization or liquidation of the Debtors (or any plan or proposal in respect of the same) other than the Complete Sale Transaction (or such other transactions expressly contemplated in this Agreement);

(ii)               suspend or revoke the Marketing Process or the Complete Sale Transaction or publicly announce the Debtors’ intention not to pursue the Complete Sale Transaction;

(iii)             materially draft, amend or modify any Plan, in whole or in part, in a manner that is not consistent in any material respect with this Agreement or the Complete Sale Term Sheet;

(iv)             withdraw or revoke a Complete Sale Plan or publicly announce the Debtors’ intention not to pursue a Complete Sale Plan, without the prior consent of the Supporting Committees;

(v)               take any action in connection with the Complete Sale Transaction that is not consistent in any material respect with this Agreement or the Complete Sale Term Sheet;

(vi)             amend, withdraw, modify, file or agree to any Sale Process Document or Plan Process Document (including any modifications or amendments thereof) that, in whole or in part, is not consistent in any material respect with this Agreement, the Complete Sale Term Sheet or a Complete Plan and is not otherwise reasonably acceptable to the Creditors’ Committee or Equity Committee;

(vii)           move for an order authorizing or directing the assumption or rejection of an Executory Contract or Unexpired Lease other than in accordance with the Complete Sale Term Sheet or a Complete Sale Plan or as consented to by the Supporting Committees;

(viii)         other than as required by a Complete Sale Plan, amend or propose to amend its respective certificate or articles of incorporation, bylaws or comparable organizational documents;

(ix)             other than as required by a Complete Sale Plan, split, combine or reclassify any outstanding shares of its capital stock or other equity interests, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to any of its equity interests;

(x)               other than as required by a Complete Sale Plan, redeem, purchase or acquire or offer to acquire any of its equity interests, including, without limitation, capital stock or limited liability company interests;

(xi)             acquire or divest (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) (A) any corporation, partnership, limited liability company, joint venture or other business organization or division or (B) assets of the Debtors, other than in the ordinary course of business; or

(xii)           (1) change, amend or modify the form of asset purchase agreement consented to by the Creditors’ Committee and Equity Committee in any manner and/or (2) take any actions (including making any change, amendment, or modification) under the Asset Purchase Agreement after its execution, without the consent of the Creditors’ Committee and Equity Committee that would have the effect of (A) reducing the purchase price or changing the form of consideration to be paid under or related thereto, (B) establishing or creating any escrow or holdback arrangements under or related thereto, (C) imposing any indemnification obligations under or related thereto, (D) adding additional conditions to closing of the obligations of the purchaser under or related thereto, (E) imposing any post-closing obligations on the Debtors under or related thereto, or (F) changing or modifying the termination provisions thereof, terminating (immediately or with the passage of time) the Asset Purchase Agreement or providing a notice that prevents the occurrence of an automatic extension of the termination date under the Asset Purchase Agreement.

(c)                Automatic Stay. The Debtors acknowledge and agree and shall not dispute that the giving of notice of termination by any Party pursuant to this Agreement shall not be a violation of the automatic stay of section 362 of the Bankruptcy Code (and the Debtors hereby waive, to the greatest extent possible, the applicability of the automatic stay to the giving of such notice).

6.	Termination of Agreement.

(a)                Supporting Committees Termination Events. Either the Creditors’ Committee or the Equity Committee may terminate this Agreement, in which case (subject to the terms of Section 15 hereof) the terminating Supporting Committee shall no longer be bound by any provisions of this Agreement or the Complete Sale Term Sheet, upon written notice, delivered in accordance with Section 20 hereof, at any time after the occurrence of, and during the continuation of, any of the following events (each, a “Supporting Committee Termination Event”):

(i)                 the failure to meet any Milestone;

(ii)               the failure by the Debtors to comply with the provisions of Sections 5(a) or 5(b) of this Agreement; provided, however, that either Supporting Committee shall provide the Company with notice of such breach and provide the Company with five (5) business days to cure such breach (only if such breach is susceptible to cure);

(iii)             any representation made by the Debtors in this Agreement proves to have been materially incorrect on the Plan Support Effective Date (or such other applicable date with respect to a representation expressly made as to a period of time other than the Plan Support Effective Date);

(iv)             the issuance by any required governmental, regulatory or licensing authority, or court of competent jurisdiction, of any ruling or order enjoining the consummation of a material portion of the Complete Sale Transaction;

(v)               the Bankruptcy Court grants relief that is materially inconsistent with this Agreement or the Complete Sale Term Sheet in any material respect;

(vi)             the Bankruptcy Court enters an order modifying or terminating the Debtors’ exclusive right to file and/or solicit acceptances of a plan of reorganization or liquidation;

(vii)           the Bankruptcy Court grants relief terminating, annulling, or modifying the automatic stay (as set forth in section 362 of the Bankruptcy Code) with regard to any assets of the Debtors having an aggregate fair market value in excess of $1,000,000;

(viii)         the Bankruptcy Court enters an order authorizing or directing the assumption or rejection of a material Executory Contract or Unexpired Lease other than in accordance with the Complete Sale Term Sheets or any Plan or as otherwise approved in writing by Supporting Committees;

(ix)             a Complete Sale Plan is amended or otherwise modified so as to be materially inconsistent with this Agreement or the Complete Sale Term Sheet;

(x)               the Bankruptcy Court enters an order (A) directing the appointment of an examiner with expanded powers or a trustee, (B) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code or (C) dismissing the Chapter 11 Cases;

(xi)             the failure to satisfy any of the conditions to effectiveness set forth in a Complete Sale Plan by the deadlines set forth in such Complete Sale Plan, except as such conditions may be waived by the Parties;

(xii)           the Chapter 11 Cases are involuntarily dismissed; or

(xiii)         as either Supporting Committee determines they are required pursuant to Section 22 hereof.

(b)               Mutual Termination. This Agreement, and the obligations of all Parties hereunder, may be terminated at any time by mutual agreement in writing among the Creditors’ Committee, the Equity Committee and the Debtors.

(c)                Debtors Termination Events. The Debtors may terminate this Agreement as to all Parties upon written notice to the other Parties, delivered in accordance with Section 20 hereof, upon the occurrence of any of the following events:

(i)                 the breach of any of the representations, warranties or covenants of the Supporting Committees set forth in this Agreement that would reasonably be expected to have a material adverse impact on the Debtors or the consummation of the Complete Sale Transaction, that remains uncured for a period of five (5) business days after receipt by such Supporting Committee of notice and description of such breach; provided, however, that neither an objection filed in the Chapter 11 Cases by either of the Supporting Committees to a party selected by the Debtors as a Winning Bidder or the terms of a winning bid, nor the resolution of such objection, shall be a breach of the Supporting Committees’ obligations or covenants under this Agreement or permit the Debtors to terminate this Agreement and their obligations hereunder;

(ii)               the issuance by any required governmental, regulatory or licensing authority, or court of competent jurisdiction, of any ruling or order enjoining the consummation of a material portion of the Complete Sale Transaction;

(iii)             except as a result of the action or inaction of the Debtors or as would not otherwise constitute a breach of the Debtors under this Agreement, Confirmation has not occurred by the dates set forth in Section 3 hereof;

(iv)             except as a result of the action or inaction of the Debtors or as would not otherwise constitute a breach of the Debtors under this Agreement, the Bankruptcy Court enters an order modifying or terminating the Debtors’ exclusive right to file and/or solicit acceptances of a plan of reorganization or liquidation;

(v)               except at the request of the Debtors, the Bankruptcy Court enters an order (A) directing the appointment of an examiner with expanded powers or a trustee, (B) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code or (C) dismissing the Chapter 11 Cases;

(vi)             except at the request of the Debtors, the Chapter 11 Cases are involuntarily dismissed; or

(vii)           as the Debtors determine it is required pursuant to Section 22 hereof.

(d)               Effect of Termination. Upon the termination of this Agreement in accordance with this Section 6, and except as provided in Section 15 herein, this Agreement shall forthwith become void and of no further force or effect and each Party shall, except as provided otherwise in this Agreement, be immediately released from its liabilities, obligations, commitments, undertakings and agreements under or related to this Agreement and shall have all the rights and remedies that it would have had and shall be entitled to take all actions, whether with respect to the Complete Sale Transaction or otherwise, that it would have been entitled to take had it not entered into this Agreement, including all rights and remedies that would have been available to it under applicable law; provided, however, that in the event only one (1) of the Supporting Committees terminates this Agreement in accordance with this Section 6, then this Agreement shall only be null, void and of no further force and effect as to such terminating Supporting Committee and this Agreement shall survive and remain in full force and effect with the respect to the other Supporting Committee and the Debtors; provided, further, that in no event shall any such termination relieve a Party hereto from liability for its breach or non-performance of its obligations hereunder prior to the date of such termination; provided, further, that except as set forth in Section 13 hereof, the breach of this Agreement by one or more Parties shall not create any rights or remedies against any non-breaching Party. Any Supporting Committee that terminates this Agreement in accordance with this Section 6 may revoke its support for a Complete Sale Plan. The Supporting Committees shall have no liability to the Debtors or to each other in respect of any termination of this Agreement in accordance with the terms of this Section 6.

7.	Good Faith Cooperation; Further Assurances; Acknowledgment; No Solicitation.

During the Plan Support Period, the Parties shall cooperate with each other in good faith and shall coordinate their activities (to the extent practicable and subject to the terms hereof) in respect of (a) all matters relating to their rights hereunder in respect of the Debtors or otherwise in connection with their relationship with the Debtors, (b) all matters concerning the implementation of the Complete Sale Term Sheet, (c) the pursuit and support of the Complete Sale Transaction (including confirmation of the Complete Sale Plan or consummation of the Complete Sale Transaction), and (d) the negotiation among the Parties of alternative plans of reorganization or liquidation. Furthermore, subject to the terms hereof, each of the Parties shall take such action as may be reasonably necessary to carry out the purposes and intent of this Agreement, including making and filing any required governmental, regulatory, or licensing filings and soliciting support for any Plan, and shall refrain from taking any action that would frustrate the purposes and intent of this Agreement. This Agreement is not, and shall not be deemed, a solicitation for consents to the Plan.

8.	Plan Process Documents and Sale Process Documents.

During the Plan Support Period each Party hereby covenants and agrees (i) to negotiate in good faith the Plan Process Documents and the Sale Process Documents, as the case may be, and (ii) to execute (to the extent such Party is a party thereto) and otherwise support the Plan Process Documents and Sale Process Documents, as the case may be. For the avoidance of doubt, during the Plan Support Period, each Party agrees to (a) act in good faith and use commercially reasonable efforts to support and complete successfully the implementation of the Complete Sale Term Sheet, the Plan Support Documents and the Complete Sale Transaction in accordance with the terms of this Agreement, (b) do all things reasonably necessary and appropriate in furtherance of consummating the Complete Sale Transaction in accordance with, and within the time frames contemplated by, the Complete Sale Term Sheet and this Agreement and (c) act in good faith and use commercially reasonable efforts to consummate the Complete Sale Transactions as contemplated by the Complete Sale Term Sheet and this Agreement.

9.	Representations and Warranties.

Each Party, severally (and not jointly), represents and warrants to the other Parties that the following statements are true, correct and complete as of the date hereof:

(a)                (i) in the case of the Debtors, each Debtor is validly existing and in good standing under the laws of the jurisdiction of incorporation of its organization, and, subject to Sections 6, 12, and 22 hereof, each Debtor has all requisite corporate, limited liability company or similar authority to (1) enter into this Agreement, (2) carry out the transactions contemplated under this Agreement and the Complete Sale Term Sheet and (3) perform its obligations contemplated under this Agreement and the Complete Sale Term Sheet; and (ii) in the case of the Supporting Committees, each Supporting Committee has duly authorized the signatory to this Agreement to execute this Agreement on its behalf and, subject to Sections 6, 12, and 22 hereof, the Supporting Committees shall carry out the transactions contemplated by this Agreement and the Complete Sale Term Sheet pursuant to their terms;

(b)               subject to Sections 6, 12, and 22 hereof, in the case of the Debtors, the execution, delivery and performance by such Party of this Agreement do not and will not (1) violate any provision of law, rule or regulation applicable to it or any of its subsidiaries or its charter or bylaws (or other similar governing documents) or those of any of its subsidiaries, (2) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its subsidiaries is a party or (3) violate any order, writ, injunction, decree, statute, rule or regulation;

(c)                subject to Sections 6, 12 and 22 hereof, in the case of the Debtors, the execution, delivery and performance by such Party of this Agreement does not and will not require any registration or filing with, consent or approval of, or notice to, or other action to, with or by, any federal, state or governmental authority or regulatory body, except such filings as may be necessary and/or required for disclosure by the Securities and Exchange Commission and in connection with the Chapter 11 Cases, a Complete Sale Plan and a Complete Sale Disclosure Statement; and, subject to Sections 6, 12 and 22 hereof, in the case of the Debtors, this Agreement is the legally valid and binding obligation of such Party, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability or a ruling of the Bankruptcy Court.

10.	Publicity.

The Debtors shall submit drafts to the Supporting Committees of any press releases and public documents that constitute disclosure of the existence or terms of this Agreement or the Complete Sale Term Sheet, or any amendment to the terms of this Agreement or the Complete Sale Term Sheet, at least three (3) business days prior to making any such disclosure, which such press releases and public documents shall be subject to the prior approval of Supporting Committees.

11.	Amendments and Waivers.

This Agreement, including any exhibits or schedules hereto, may not be modified, amended or supplemented except in a writing signed by the Debtors, Creditors’ Committee and the Equity Committee; provided, however, that any modification of, or amendment or supplement to, this Section 11 shall require the written consent of all of the Parties. A Supporting Committee Termination Event may not be waived except in a writing signed by Creditors’ Committee and the Equity Committee.

12.	Effectiveness.

This Agreement shall become effective and binding on the Supporting Committees and the Debtors when the Bankruptcy Court enters an order approving this Agreement and authorizing and directing the Supporting Committees and Debtors to be bound by the terms hereof.

In the event that the Bankruptcy Court declines to approve this Agreement, this Agreement shall not be effective upon any of the Parties. The Parties agree that in the event the Bankruptcy Court declines to approve this Agreement, they will negotiate in good faith to make such changes to this Agreement as may be necessary in order to obtain Bankruptcy Court approval.

Upon the applicable Plan Support Effective Date, the Complete Sale Terms Sheet shall be deemed effective on the Parties for the purposes of this Agreement and thereafter the terms and conditions therein may only be amended, modified, waived or otherwise supplemented as set forth in Section 11 above.

13.	GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF FLORIDA, WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISIONS WHICH WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION. BY ITS EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ANY LEGAL ACTION, SUIT, DISPUTE OR PROCEEDING ARISING UNDER, OUT OF OR IN CONNECTION WITH THIS AGREEMENT SHALL BE BROUGHT IN THE BANKRUPTCY COURT (FOR SO LONG AS THE DEBTORS ARE SUBJECT TO THE JURISDICTION OF THE BANKRUPTCY COURT) AND THE PARTIES HERETO IRREVOCABLY CONSENT TO THE JURISDICTION OF SUCH COURT AND WAIVE ANY OBJECTIONS AS TO VENUE OR INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

14.	Specific Performance.

It is understood and agreed by the Parties that money damages would not be a sufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy of any such breach, without the necessity of proving the inadequacy of money damages as a remedy, including an order of the Bankruptcy Court requiring any Party to comply promptly with any of its obligations hereunder.

15.	Survival.

Notwithstanding the termination of this Agreement pursuant to Section 6 hereof, the agreements and obligations of the Parties in this Section 15 and in Sections 6(d), 10, 11, 13, 17, 18, and 21 hereof shall survive such termination and shall continue in full force and effect for the benefit of the Parties in accordance with the terms hereof.

16.	Headings.

The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof or, for any purpose, be deemed a part of this Agreement.

17.	Successors and Assigns; Severability; Several Obligations.

Unless expressly stated herein, this Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, assigns, administrators and representatives, and no other person or entity shall be a third-party beneficiary hereof. If any provision of this Agreement, or the application of any such provision to any person or circumstance, shall be held invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision hereof or the Agreement shall continue in full force and effect so long as the economic or legal substance of the Complete Sale Transaction contemplated hereby are not affected in any manner materially adverse to any Party. Upon any such determination of invalidity, the Parties shall negotiate in good faith to modify this Agreement so as to achieve the original intent of the Parties as closely as possible in an acceptable manner in order that the Complete Sale Transaction contemplated hereby is consummated as originally contemplated to the greatest extent possible.

18.	Prior Negotiations; Entire Agreement.

This Agreement, including the exhibits and schedules hereto (including the Complete Sale Term Sheet), constitutes the entire agreement of the Parties, and supersedes all other prior negotiations, with respect to the subject matter hereof, except that the Parties acknowledge that any confidentiality agreements (if any) heretofore executed between any of the Debtors, and any of the Supporting Committees or their respective legal and financial advisors shall continue in full force and effect.

19.	Counterparts.

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same agreement. Execution copies of this Agreement may be delivered by facsimile or otherwise, which shall be deemed to be an original for the purposes of this Section 19.

20.	Notices.

All notices hereunder shall be deemed given if in writing and delivered, if sent by facsimile, courier or by registered or certified mail (return receipt requested) to the following addresses and facsimile numbers (or at such other addresses or facsimile numbers as shall be specified by like notice):

(a)                If to the Debtors: RMS Titanic, Inc., in care of Troutman Sanders LLP, 600 Peachtree Street NE, Suite 5200, Atlanta, GA 30308, attention: Jeffery W. Cavender and Stephen S. Roach, Tel: (404) 885-3000, Fax: (404) 885-3900; with copies to Nelson Mullins Riley & Scarborough LLP, 50 N. Laura Street, Suite 4100, Jacksonville, FL 32202, attention: Daniel F. Blanks and Lee D. Wedekind, III, Tel: (904) 665-3656, Fax: (904) 665-3699, and Kaleo Legal, 4456 Corporation Lane, Suite 135, Virginia Beach, VA 23462, attention: Brian A. Wainger, Tel: (757) 965-6804, Fax: (757) 304-6175.

(b)               If to the Creditors’ Committee: Official Committee of Unsecured Creditors of RMS Titanic, Inc. and its debtor affiliates, in care of Storch Amini & Munves PC, 140 East 45th Street, 25th Floor, New York, NY 10017, attention: Jeffrey Chubak and Averty Samet, Tel: (212) 497-8247, Fax: (212) 490-4208; with copies to Thames Markey & Heekin, P.A., 50 N. Laura Street, Suite 1600, Jacksonville, FL 32202, attention: Richard R. Thames and Robert A. Heekin, Jr., Tel: (904) 358-4000, Fax: (904) 358-4001.

(c)                If to the Equity Committee: Official Committee of Equity Security Holders of Premier Exhibitions, Inc., in care of Landau Gottfried & Berger LLP, 1801 Century Park East, Suite 700, Los Angeles, CA 90067, attention: Peter J. Gurfein, Tel: (310)-691-7374, Fax: (310) 557-0056; with copies to Akerman, LLP, 50 N. Laura Street, Suite 3100, Jacksonville, FL 32202, attention: Jacob A. Brown and Katherine C. Fackler, Tel: (904) 798-3700, Fax: (904) 798-3730.

Any notice given by delivery, mail or courier shall be effective when received. Any notice given by facsimile shall be effective upon oral or machine confirmation of transmission.

21.	Reservation of Rights; No Admission.

In addition, except as expressly provided in this Agreement and in any amendment among the Parties, nothing herein is intended to, or does, in any manner waive, limit, impair or restrict the ability of each of the Parties to protect and preserve its rights, remedies and interests, including without limitation, its claims against any of the other Parties (or their respective affiliates or subsidiaries) or its full participation in the Chapter 11 Cases. Except as expressly provided in this Agreement and in any amendment among the Parties, if the Complete Sale Transaction is not consummated, or if this Agreement is terminated for any reason, the Parties fully reserve any and all of their rights. This Agreement and the Complete Sale Term Sheet are part of a proposed settlement of matters that could otherwise be the subject of litigation among the parties hereto. Pursuant to Rule 408 of the Federal Rule of Evidence, any applicable state rules of evidence and any other applicable law, foreign or domestic, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms. This Agreement shall in no event be construed as or be deemed to be evidence of an admission or concession on the part of any Party of any claim or fault or liability or damages whatsoever. Each of the Parties denies any and all wrongdoing or liability of any kind and does not concede any infirmity in the claims or defenses which it has asserted or could assert.

22.	Fiduciary Duties.

Notwithstanding anything to the contrary herein, nothing in this Agreement shall require (i) the Debtors or any board of directors, board of managers, directors, managers, officers or any other fiduciary of the Debtors (in such person’s capacity as a director or officer of the Debtors) or (ii) either Supporting Committee or any of its members, to take any action, or to refrain from taking any action, to the extent required, in the opinion of counsel, to comply with its or their fiduciary obligations under applicable law, including consideration of any offer for the interests in and/or assets of the Debtors, or any alternative restructuring transaction, that maximizes a return for their respective stakeholders in these Chapter 11 Cases for whom each of the Parties serves as a fiduciary.

23.	Representation by Counsel.

Each Party acknowledges that it has been represented by, or provided a reasonable period of time to obtain access to and advice by, counsel with this Agreement and the Complete Sale Transaction contemplated herein. Accordingly, any rule of law or any legal decision that would provide any Party with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel shall have no application and is expressly waived.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

(SIGNATURE PAGES FOLLOW)

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered by their respective duly authorized officer or representative, and solely in such capacity, as of the date first set forth above.

Premier Exhibitions, Inc.

By:	/s/ Daoping Bao
Name:	Daoping Bao
Title:	President and CEO

RMS Titanic, Inc.

By:	/s/ Daoping Bao
Name:	Daoping Bao
Title:	President

Premier Merchandising, LLC

By: PREMIER EXHIBITIONS, INC., its Sole Member

By:	/s/ Daoping Bao
Name:	Daoping Bao
Title:	President and CEO

Premier Exhibitions Management, LLC

By: PREMIER EXHIBITIONS, INC., its Managing Member

By:	/s/ Daoping Bao
Name:	Daoping Bao
Title:	President and CEO

ART AND EXHIBITIONS INTERNATIONAL, LLC

By: PREMIER EXHIBITIONS MANAGEMENT, LLC, its Managing Member

By: PREMIER EXHIBITIONS, INC. its Managing Member

By:	/s/ Daoping Bao
Name:	Daoping Bao
Title:	President and CEO

Premier Exhibitions NYC, Inc.

By:	/s/ Daoping Bao
Name:	Daoping Bao
Title:	President

Premier Exhibitions International, LLC

By: PREMIER EXHIBITIONS, INC., its Sole Member

By:	/s/ Daoping Bao
Name:	Daoping Bao
Title:	President and CEO

Dinosaurs Unearthed Corp.

By:	/s/ Daoping Bao
Name:	Daoping Bao
Title:	President

The official committee of unsecured creditors of rms titanic, inc., et al.

By: /s/ Thomas Braziel, in his capacity as Chair of the Committee
Name: Thomas Braziel, in his capacity as Chair of the Committee

The official committee of equity security holders of rms titanic, inc., et al.

By: /s/ Andrew Shapiro, in his capacity as Chair of the Committee
Name: Andrew Shapiro, in his capacity as Chair of the Committee

EXHIBIT A

(Complete Sale Term Sheet)

PREMIER EXHIBITIONS, INC.

Complete Sale Transactions Term Sheet

May 18, 2017

The following is a summary (the “Term Sheet”) of certain principal terms and provisions of a proposed chapter 11 plan of reorganization (the “Plan”) for the Company (as defined below). The transactions contemplated by this Term Sheet are subject to further terms and conditions to be set forth in the Plan and other related definitive documents. This Term Sheet is in the furtherance of good faith, arm’s-length discussions between the Company, the Creditors’ Committee (as defined below), and the Equity Committee (as defined below) to settle and resolve the Company’s obligations to the Company’s creditors, and provide for a recovery for Equity Holders (as defined below). Unless otherwise authorized by the Creditors’ Committee, the Equity Committee, and the Company, this Term Sheet is entitled to protection from any use or disclosure to any party or person pursuant to Federal Rule of Evidence 408 and any other rule of similar import. This Term Sheet and the information contained herein presently are strictly confidential.

This Term Sheet does not constitute an offer of securities or a solicitation or offer to purchase securities, nor is it an offer or solicitation for any chapter 11 plan, and is being presented for discussion and settlement purposes only. No party shall have any obligation, express or implied, to negotiate with respect to the transactions contemplated by this Term Sheet or to negotiate or enter into any definitive agreement.

Parties

Debtors:	Premier Exhibitions, Inc. (“PRXI”), RMS Titanic, Inc. (RMST), Premier Merchandising, LLC (“MERCH”), Premier Exhibitions Management, LLC (“PEM”), Arts and Exhibitions International, LLC (“AEI”), Premier Exhibitions NYC, Inc. (“PENYC”), Premier Exhibitions International, LLC (“PEI”), and Dinosaurs Unearthed Corp. (“Dinosaurs”) (collectively, the “Company” or the “Debtors”).
Pre-Petition Lenders’ Claims:	The $3,000,000 in the aggregate secured loan made by Jihe Zhang, Haiping Zou and Lange Feng to the Debtors prior to the commencement of the Chapter 11 cases (such obligations, in the aggregate, as of the date of the filing of the Plan, the “Lenders’ Claims”).
Creditors’ Committee:	The Official Committee of Unsecured Creditors appointed on August 24, 2016 by the United States Trustee for the Middle District of Florida (the “U.S. Trustee”), consisting of (i) TSX Operating Co., LLC; (ii) Dallian Hoffen Biotechnique Co. Ltd., and (iii) B.E. Capital Management Fund LP.

Equity Committee:	The Official Committee of Equity Security Holders appointed on August 24, 2016 by the US Trustee consisting of: (i) Jonathan Heller; (ii) Lawndale Capital Management, LLC, (iii) Ian Jacobs, (iv) ACK Investments, LLC and (v) Frank Gerber.
Supporting Committees	The Creditors Committee and the Equity Committee are hereinafter referred to as the “Supporting Committees.”
DIP Lender:	To Be Determined
General Unsecured Claims:	Any unsecured claim against the Company, that is not an administrative claim, priority tax claim, other priority claim, professional compensation claim, Lender’s Secured Claim, DIP Lender’s Claim or other secured claim and which is not subject to bona fide dispute (collectively, the “General Unsecured Claims”).
Equity Holders:	Equity interests held in the Company.
Restructuring Transaction:	Subject to the terms of this Term Sheet, which terms shall be embodied in the Plan, a chapter 11 plan will be filed with the United States Bankruptcy Court for the Middle District of Florida (the “Bankruptcy Court”).

Treatment of Claims and Interests

Administrative, Priority Tax, and Other Priority: Claims:	On or as soon as practicable after the effective date of the Plan (which shall be the first date after confirmation of the Plan that all conditions to effectiveness of the Plan shall have been satisfied or waived (the “Effective Date”) or such later date as agreed to by any such holder, each holder of an administrative expense, priority tax[1], other priority claim, and professional compensation claim will receive cash equal to the full amount of its allowed claim, or will otherwise be left unimpaired, unless the holder and the Company otherwise agree to a different treatment.

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1 To consider payment over time of 1129(a)(9)(C) claims.

Lenders’ Claims:	Except to the extent that a holder of an allowed Lender’s Claim shall have agreed in writing to a less favorable treatment, at the option of the Debtors (with the consent of the Supporting Committees, which consent shall not be unreasonably withheld), in full and final satisfaction of such Lenders’ Claim, on or as soon as practicable after the later of (a) the Effective Date and (b) the date when such Lenders’ Claim becomes allowed (i) such holder’s allowed Lenders’ Claim shall be reinstated and unimpaired in accordance with section 1124(2) of the Bankruptcy Code, notwithstanding any contractual provision or applicable nonbankruptcy law that entitles the holder of an allowed Lenders’ Claim to demand or receive payment of such allowed Lenders’ Claim prior to the stated maturity of such allowed Lenders’ Claim from and after the occurrence of a default, or (ii) such holder of an allowed Lenders’ Claim shall receive Cash in an amount equal to such allowed Lenders’ Claim, including any interest on such allowed Lenders’ Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code. To the extent any security interest relating to the Lenders’ Claim is avoided or any portion of the Lenders’ Claim is determined to be unsecured (the “Lenders’ Unsecured Claim”), the Lenders’ Unsecured Claim shall be separately classified and treated as a general unsecured claim and receive pro rata cash payments contemporaneous with other General Unsecured Claims until such claim is paid in full with interest at the applicable non-default contract rate.
Other Secured Claims	Except to the extent that a holder of an allowed Other Secured Claim shall have agreed in writing to a less favorable treatment, at the option of the Debtors (with the consent of the Supporting Committees, which consent shall not be unreasonably withheld), in full and final satisfaction of such Claim, on or as soon as practicable after the later of (a) the Effective Date and (b) the date when such Other Secured Claim becomes allowed (i) such holder’s allowed Other Secured Claim shall be reinstated and unimpaired in accordance with section 1124(2) of the Bankruptcy Code, notwithstanding any contractual provision or applicable nonbankruptcy law that entitles the holder of an allowed Other Secured Claim to demand or receive payment of such allowed Other Secured Claim prior to the stated maturity of such allowed Other Secured Claim from and after the occurrence of a default, (ii) such holder of an allowed Other Secured Claim shall receive Cash in an amount equal to such allowed Other Secured Claim, including any interest on such allowed Other Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code or (iii) such holder of an allowed Other Secured Claim shall receive the collateral securing its allowed Other Secured Claim and any interest on such allowed Other Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code.

DIP Lender’s Claim	The DIP Lender’s Claim shall be allowed in an amount equal to the sum of all amounts outstanding under the DIP financing agreement as of the Effective Date. On or as soon as reasonably practicable after the Effective Date, the holder of an allowed DIP Lender’s Claim shall receive payment in full in cash of all debts, claims, liabilities and obligations calculated in accordance with the DIP financing agreement, except to the extent that the holder of DIP Lender’s Claim agrees to a different treatment.
General Unsecured Claims:	Holders of allowed General Unsecured Claims will receive pro rata cash payments on account of their allowed claims until such claims are paid in full with interest at the federal judgment rate.
Equity Holders:	All Equity Holders in the Company with allowed equity interests (as of the Record Date) will have their stock cancelled and will receive pro rata distributions of Liquidation Trust interests in the Liquidation Trust to be formed in connection with the Plan.[2]

Plan Implementation

Means of Implementation:	•	The Debtors with the consent of the Supporting Committees shall conduct a process to market and sell: (i) the common shares in RMST or the entire artifact collection held by RMST; and (ii) the operations of PRXI and its subsidiaries with continued licensing rights for existing operations (individually a “Sale Transaction” and collectively the “Complete Sale Transactions”).
	•	The Marketing Process shall be conducted by the financial advisors to the Debtors, Glass Ratner Advisory & Capital LLC and the financial advisors to the Supporting Committees, Lincoln International LLC, and jointly run by them in a commercially reasonable manner consistent with the terms of the Plan Support Agreement.
	•	Within three (3) weeks from the designation of one or more Stalking Horse Bidders[3] committed to purchase interests in and/or assets of the Debtors, the Company will file the Complete Sale Plan and Complete Sale Disclosure Statement (providing, among other things, for the consummation of the sale of substantially all of the interests in and assets of the Debtors through the Complete Sale Plan and distributions in accordance with the terms set forth herein.
	•	The Plan will provide for the formation of a Liquidation Trust and all cash or other consideration received from the Complete Sales Transaction, any other residual assets and any causes of action of the bankruptcy estate not settled or resolved under the Plan will be transferred to Liquidation Trust for purposes of distributions to creditors and equity holders. Equity holders will not be entitled to payment on account of their liquidation trust interests until all creditor claims have been paid in full or fully reserved for in accordance with disputed claims reserve provisions to be provided for under the Plan.
	•	The Debtors and the Supporting Committees shall agree on the appointment of a Liquidation Trustee, the form of the Liquidation Trust Agreement and the composition and role of a Liquidation Trust Advisory Committee.

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2 Equity interests held by AEG in PEM shall be separately classified and entitled to ten percent of any proceeds received from any sale of PEM after payment in full of all creditor claims and intercompany claims held against PEM.

3 Capitalized terms not otherwise defined herein shall have the meaning set forth in the Plan Support Agreement.

Limited Consolidation:	Solely for purposes of voting on, confirmation of, and distributions to be made to holders of allowed claims and interests under the Plan, it is a condition precedent to confirmation of the Plan that the Confirmation Order provide for the limited consolidation of the estates of the Debtors into a single estate for purposes of the Plan, the confirmation thereof and distributions thereunder. Creditors holding claims against one or more Debtors based on the same liability shall be entitled to only a single satisfaction under the Plan.
Intercompany Claims:	All of the Company’s intercompany claims will be paid, adjusted or discharged to the extent reasonably determined to be appropriate by the Company in consultation with the Supporting Committees.
Fees and Expenses	The Company shall be obligated to pay in full in cash all of the Debtors’, the Creditors Committee’s, the Equity Committee’s and the DIP Lenders’ reasonable fees and expenses incurred after the Petition Date through the Effective Date as approved by the Bankruptcy Court.
Objections to Claims and Equity Interests:	Prior to the Effective Date, the Debtors shall have the right and authority to file, settle, compromise, withdraw, or litigate to judgment any objections to claims or interests. From and after the Effective Date, the Liquidation Trustee shall have the right to object to any and all claims and interests and commence any proceedings relating to the allowance of claims and interests.

Retention of Causes of Action:	In accordance with section 1123(b)(3) of the Bankruptcy Code, all causes of action and litigation rights (the “Litigation Rights”) of the Debtors not otherwise settled or released under the plan shall be transferred to the Liquidation Trust for purposes of resolution or liquidation, and nothing contained in the Plan or the Confirmation Order shall be deemed to be a waiver or relinquishment of any such Litigation Rights. The Liquidation Trustee may (but is not required to) enforce all Litigation Rights and all other similar claims arising under applicable state laws, including fraudulent transfer claims, if any, and all other causes of action of a trustee and debtor-in-possession under the Bankruptcy Code.
Supporting Committees Existence	The Creditors Committee and the Equity Committee will continue in existence until the Effective Date of the Plan.
Preservation of Insurance	Any discharge or release provisions of the Plan shall not diminish or impair the enforceability of any of the Debtors’ insurance policies, including any that may cover Claims against the Debtors or the Reorganized Debtors, and their current and former officers and directors, or any other person or entity.
Plan Filing Date	The Plan and accompanying Disclosure Statement shall be filed with the Bankruptcy Court no later than three weeks after the designation of one or more Stalking Horse Bidders in connection with the Complete Sale Transactions.
Conditions to Plan Confirmation:	The Plan and related documentation, including related motions and orders, exhibits, and the Disclosure Statement, shall be in form and substance reasonably acceptable to the Debtors and the Supporting Committees, and in conformity with all terms and conditions set forth in this Term Sheet and the Plan Support Agreement.

Conditions to the Effective Date:

The Confirmation Order shall be in form and substance reasonably acceptable to the Company and the Supporting Committees and it shall contain provisions, among others:

Exculpating the Debtors, DIP Lender, the Supporting Committees and the respective professionals of each pursuant to section 1125(e) of the Bankruptcy Code.

The Debtors’ current officers and directors and the Supporting Committees shall be released from any and all claims in connection with the Company’s bankruptcy case in a form to be agreed to by the Debtors and the Supporting Committees.

The DIP Lender shall be released from any and all claims in connection with the Company’s bankruptcy case in a form to be agreed to by the Debtors, the DIP Lender and the Supporting Committees.

Exculpation and releases for directors and officers of the Company in a form to be agreed to by the Debtors and the Supporting Committees, and to the extent no agreement is reached by the Plan effective date no release shall be provided.

Appropriate plan injunction provisions channeling all claims against and interests in the Debtors to the Liquidation Trust.

Closing of a Sales Transaction consistent with the terms of the Plan Support Agreement.

Entry of an order of the United States District Court for the Eastern District of Virginia approving any sale of the common shares of RMST or the artifact collection of RMST over which the court has jurisdiction.

Confirmation Order to rule on tax treatment of sale – tax basis for artifacts and taxable gain on sale to be findings in confirmation order to the extent permitted by law.

Confirmation Order to contain reservation of jurisdiction for 363 sale post effective date for conclusion of sale process by Liquidation Trustee.

Post-Confirmation Pre-Effective Date Management:	•	The board of directors and officers of Debtors shall have the same membership or composition that currently exists. The identity of the officers of each of the Debtors, and their respective titles and roles with the applicable Debtor, will also remain the same.
Continuation of Injunctions and Stays:	•	All injunctions or stays provided for in the Chapter 11 Cases under sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.
Employee Retention Plan	•	To be discussed
General Info/Aspects:	•	The Company shall continue to:
cooperate with the DIP Lenders and the Supporting Committees to refine the Plan and other documentation;
provide financial and business information about itself to the DIP Lenders and the Supporting Committees;
respond in a timely manner to inquiries from the DIP Lenders and the Supporting Committees; and
cooperate with any diligence requests with potential purchasers.
	•	All documents relating to the transactions described herein shall be reasonably acceptable to the Company and the Supporting Committees.